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                                                                    Exhibit 4.13



                          FOURTH SUPPLEMENTAL INDENTURE


THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of October 26, 1998 (this "Supplemental Indenture"), between VISKASE COMPANIES, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, N.A. (formerly Fleet National Bank Connecticut and previously Shawmut Bank Connecticut, National Association), as trustee (the "Trustee"), under the Indenture, dated as of June 20, 1995 and amended by the First Supplemental Indenture, dated as of October 13, 1995, the Second Supplemental Indenture, dated as of September 2, 1997, and the Third Supplemental Indenture, dated as of July 2, 1998, between the Company and the Trustee (the "Indenture").

WHEREAS, the Company has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture $160,000,000 aggregate principal amount of the Company's First Priority Senior Secured Notes due 2000 (the "Securities"), $55,000,000 of which are currently outstanding;

WHEREAS, the Company desires, by this Supplemental Indenture to amend the definition of "Net Worth" set forth in the Indenture (collectively, the "Amendment");

WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture, with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Securities (as defined therein), for the purpose of changing any provisions of the Indenture except as otherwise set forth therein;

WHEREAS, the holders of not less than a majority in principal amount of the Securities outstanding, as of 5:00 p.m., New York City time, on October 8, 1998, the record date for such purpose, have consented to the Amendment; and

WHEREAS, the Company is legally empowered and has been duly authorized by the necessary corporate action to make, execute and deliver this Supplemental Indenture, and all acts and things whatsoever necessary to make this Supplemental Indenture, when executed and delivered by the Company and the Trustee, a valid, binding and legal instrument have been taken.

NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Securities:


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                                    ARTICLE 1

                                   DEFINITIONS

All terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                                    ARTICLE 2

                             AMENDMENT OF INDENTURE

2.1 Article 1 of the Indenture is amended to add the following provision to the end of the definition of "Net Worth":

; and provided, further, that (i) restructuring charges incurred during the quarter ended as of September 24, 1998 in an aggregate amount not to exceed $58,000,000 (and provided that not more than 25% of which were incurred in the form of cash expenses) and (ii) non-cash charges incurred during the fiscal quarter ended as of September 24, 1998 in an aggregate amount not to exceed $91,200,000 for the write-down of excess reorganization value of the Company's assets, in each case shall be added back to the calculation of Net Worth to the extent such charges would otherwise be deducted in calculating such Net Worth and notwithstanding any tax effect of such charges.

                                    ARTICLE 3

                                  MISCELLANEOUS

3.1 This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

3.2 The internal laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflicts of law.

3.3 All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

3.4 The provisions of Article 1, as amended by Article 2 of this Supplemental Indenture, shall be deemed effective for all purposes as of the date hereof; provided, however, that this Supplemental Indenture shall not become effective as of such date until the Company has entered into amendments that are substantially identical to the Amendment contained herein with respect to the Amended and Restated Credit Agreement, dated as of June 1, 1998, between the Company, the lenders identified therein and BT Commercial Corporation, as Agent. The Company shall provide to the Trustee written notice that it has entered into such amendments and that this Supplemental Indenture has become effective.


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3.5 The recitals to this Supplemental Indenture shall not be construed as representations of the Trustee and the Trustee makes no representation as to the accuracy of such recitals. IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

VISKASE COMPANIES, INC.



By:
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Gordon S. Donovan
Vice President, Chief Financial
Officer and Treasurer


Attest:
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Stephen M. Schuster
Vice President and Secretary


STATE STREET BANK AND TRUST COMPANY
OF CONNECTICUT, N.A.



By:
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Name:
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Title:
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Attest:
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By:
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Name:
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Title:
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